Exhibit 5.1

November 24, 2004	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441

Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Burlington Northern Santa Fe Corporation 2650 Lou Menk Drive Fort Worth, Texas 76131

Ladies and Gentlemen:

We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (“BNSF”), in connection with (i) an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of $1 billion principal amount of BNSF’s debt securities to be offered from time to time by BNSF on terms to be determined at the time of the offering (the “Debt Securities”) and (ii) the purchase by the Underwriters (as defined below) of $250,000,000 aggregate principal amount of 4.875% Notes due January 15, 2015 (the “Designated Securities”). The Designated Securities are to be issued (i) under an indenture dated December 1, 1995 (the “Indenture”) between BNSF and J.P. Morgan Trust Company, National Association, as successor in interest to The First National Bank of Chicago, as Trustee; and (2) subject to a Pricing Agreement dated November 19, 2004 between BNSF and Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Utendahl Capital Partners, L.P. and The Williams Capital Group, L.P. (the “Underwriters”).

We have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of the Registration Statements on Form S-3, as amended, (File Nos. 333-59894 and 333-99643) (the “Registration Statements”) relating to the Debt Securities of which the Designated Securities are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) dated the Pricing Agreement; (ii) the Registration Statements (File Nos. 333-59894 and 333-99643); (iii) the prospectus as supplemented relating to the Designated Securities; (iv) the Indenture; (v) the form of the Designated Securities; and (vi) an officers’ certificate establishing the terms of the Designated Securities pursuant to the Indenture. A portion of the Designated Securities are registered on Registration Statement No. 333-59894 and the remainder of the Designated Securities are registered on Registration Statement No. 333-99643 and, pursuant to Rule 429 under the Securities Act, the Designated Securities are covered by the base prospectus forming a part of Registration Statement No. 333-99643. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from BNSF or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

November 24, 2004

Based on the foregoing, it is our opinion that the Designated Securities have been duly authorized for issuance and, when the Designated Securities are duly executed, authenticated, issued and delivered, the Designated Securities will constitute valid and legally binding obligations of BNSF, entitled to the benefits of the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to BNSF’s Current Report on Form 8-K and the Registration Statements and to being named in the prospectus as supplemented relating to the Designated Securities under the caption “Legal Matters” with respect to the matters stated therein.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP
MAYER, BROWN, ROWE & MAW LLP